Exhibit 10.3

February 5, 2020

Better Choice Company, Inc. Board of Directors
164 East Douglas Road
Oldsmar, FL 34677

Re:	Transition from Chief Executive Officer of Better Choice Company, Inc. to Executive Vice President, Corporate Development, of Better Choice Company, Inc.

Dear Board of Directors:

Please let this letter serve as my notice that I am stepping down as Chief Executive Officer of Better Choice Company, Inc., effective today, in order to transition into my new role as Executive Vice President, Corporate Development, of Better Choice Company, Inc, also effective today. I also will remain in my current role as a Director on the Board.

In transitioning to my new role, I reserve all rights granted to me in my “Employment Agreement”, dated May 6, 2019, including, but not limited to, all of the terms in §6 of said “Employment Agreement”.

I am confident that this arrangement will be best for the future of the company, as the incoming CEO, Werner von Pein, has a long track record of success in our industry, and my new role within the company will play to my strengths.

Sincerely Yours,

Damian Dalla-Longa
Executive Vice President, Corporate Development
Better Choice Company, Inc.